Exhibit 99.1



Contact:    Melissa Armstrong
            General Nutrition Centers, Inc.
            (412) 288-4676
            Melissa-Armstrong@GNC-HQ.com

FOR IMMEDIATE RELEASE

           GENERAL NUTRITION CENTERS, INC. ANNOUNCES EXCHANGE OFFER
                     FOR ITS 8 5/8% SENIOR NOTES DUE 2011


PITTSBURGH, PA, June 1, 2005 - General Nutrition Centers, Inc. (the "Company") today announced it had commenced an offer to exchange up to $150,000,000 of its outstanding 8 5/8% Senior Notes due 2011 for 8 5/8% Senior Notes due 2011 that have been registered under the Securities Act of 1933, as amended (the "Exchange Offer"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement, dated January 18, 2005.

The Exchange Offer will expire at 5:00 P.M. New York City time, on June 29, 2005, unless extended by the Company. The offer is being made pursuant to the terms and conditions included in the Company's Prospectus, dated May 31, 2005.

The terms of the new notes are substantially identical to the terms of the notes for which they are being exchanged, except that the transfer restrictions and registration rights provisions applicable to the original notes do not apply to the new notes.

Copies of the prospectus and other information relating to this Exchange Offer, including transmittal materials, may be obtained from the exchange agent, U.S. Bank, National Association, Exchange Agent, 60 Livingston Avenue, St. Paul, Minnesota 55107-2292, Attention: Specialized Finance.

GNC, headquartered in Pittsburgh, Pennsylvania, operates 2,644 company-owned stores in the U.S. and Canada and has 1,261 domestic franchised locations, 1,043 Rite Aid "store-within-a-store" locations and 773 international franchised locations. GNC is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements (VMHS), sports nutrition products, diet and energy products and specialty supplements.

This news release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities of General Nutrition Centers, Inc. nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

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